EXHIBIT 1.2
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BY-LAWS OF INSTRUMENTATION LABORATORY S.P.A.

1. A company is hereby incorporated under the name of INSTRUMENTATION LABORATORY S.P.A.

2. The company has offices in Milano. The Directors shall be freely establish the offices of the Company within the indicated municipality. The Board of Directors shall be entitled to transfer the offices of the company within the national territory, as well as to establish and abolish branch offices, departments, detachments, agencies and representation offices as well as technical and service centers either in Italy or abroad.

3. The duration of the company is established until December 31, 2100 and shall be subject to extension.

4. The purposes of the company has shall be the research, design, production, trade in any commercial form, directly or indirectly, in its own or on third parties behalf, in the capacity of agent or reseller also, the assistance to clients and the performance of the relevant services in the field of equipment for laboratories and of systems for chemical and clinical analysis (irrespective of the analysis method and of the sector where the same are carried out) of the relevant reagents and of chemical solutions, including the radioactive equipment and the diagnostic products to be used for nuclear and radio therapy, the computer systems for the organization of the relevant laboratory and analysis operations, as well as the chemical and transport products employed in the design and manufacture of scientific instrumentation; the production and marketing of clinical equipments for the collection and infusion of blood, equipment and consumables for the relevant processes.

     For the purpose of achieving its purposes, the company may also purchase, use, transfer, obtain and grant licenses pertaining to patents, inventions, know-how, technologies, including industrial and intellectual property rights in general; perform marketing researches for its own or of third parties benefit; obtain or grant agencies, representations, franchises and orders; import and export goods, provide for securities, grant warranties as well as collaterals by way of covenants or on real property in general, also with regard to obligations of third parties; create and participate into associations, companies, agencies, cooperatives and foundations either in Italy or abroad, doing any business concerning chattels or real property as well as any different industrial commercial or financial business appropriate on order to pursue the purposes of the company, with exclusion of banking and credit operations reserved for the companies indicated in Law Decree n. 395 of September 1, 1993, of financial brokerage under Law Decree n. 58 of February 24, 1998, of restricted professional business and in general of business prohibited under current or future legislation.

     The company shall be entitled to collect from its shareholders, in compliance with the laws and the regulations in force, the funds required for the achievement of the purposes of the company.

5. The capital of the company amounts to Euro 29,931,364.32 (twenty nine million nine hundred thirty one thousand three hundred sixty four and thirty two cents) represented by 90,701,104 (ninety million seven hundred one thousand one hundred four) shares of the par value of Euro
     0.33 (thirty three cents) each.

     The Shareholders meeting resolved the increase of the capital of the company on March 31, 1998 for an amount not exceeding Euro 247,500.00 by issuing not more than 750,000 shares of the par value of Euro 0.33 each to be offered as an option to executives and employees of the company and its subsidiaries, including subsidiaries abroad, as specifically set forth in said resolution.

     The shareholders meeting resolved 2004 the increase of the stock capital on March 29, from Euro 29,931,364.32 (twenty nine million nine hundred thirty one thousand three hundred sixty four and thirty two cents) to Euro 134,931,364.26 (one hundred thirty four million nine hundred thirty one thousand three hundred sixty four and twenty six cents) by issuing 318,181,818 (three hundred eighteen million one hundred eighty one thousand eight hundred eighteen) new shares of the par value of Euro 0.33 (thirty three cents) each to be offered for first refusal to the shareholders in proportion with their respective ownership.

     The option shall have to be exercised within thirty days from receipt of the registered letter R.R.R. to be addressed to them by the board of directors to the effect that these minutes dated March 29, 2004 have been deposited with the Companies Registry, all subscriptions being valid if made by the expiration of said date.

     In the event that the capital is increased, the right of first refusal shall be granted to the shareholders within the limits and in accordance with the provisions of article 2441 of the Civil Code.

     The company may issue share certificates representing one or more shares.

     Within the limits provided by the law, classes of shares giving different rights with respect to the shares already issued can be created or issued, upon resolution of the Shareholder Meetings.

     Payment of the amounts related to the subscription of shares shall be requested by the management in the terms and manners as deemed appropriate.

     The stock capital may be increased, in one or more times, by resolution of the Shareholders Meetings or by resolution of the Board of Directors, pursuant to article 2443 of the Civil Code and contributions may also be in kind or in the form of receivables.

     The shareholders meetings may reduce the stock capital pursuant to article 2445 of the Civil Code.

     Each share shall be entitled to one vote.

6. The shares may be transferred by contract or by inheritance pursuant to the provision of law.

7. The company, following to resolution by the competent body which shall also determine the modalities for the issue and the redemption thereof, may issue ordinary bonds and convertible bonds, either in nominal or in bearer's form, assisted by real property collaterals as the case may be. The shareholders meetings may also grant powers to these ends to the Board of Directors within the limits provided by the law.

8. The shareholders meetings represent the totality of the shareholders and the resolutions adopted pursuant to the law and to these by-laws shall be binding on all shareholders even if not attending or dissenting.

     The resolutions of the shareholders meetings may be challenged within the terms and in the manners provided by articles 2377 of the Civil Code.

9.   Shareholders not having participated in resolutions concerning:

     (a)  the extension of the term;

     (b) the introduction or the abolishment of limitations concerning the transfer of shares shall not be entitled to recede from the company.

10. The shareholders meetings are convened by the management at the company offices or elsewhere in Italy whenever required or at the request of the Board of Auditors, or if a request is filed by a number of shareholders representing at least one tenth of the stock capital. The request shall have to indicate the issues to be examined.

11. The shareholder meetings, either ordinary or special, are convened by notice to be published on the Official Gazette of the Italian Republic or on the Newspaper "Il Sole - 24 Ore" at least fifteen days in advance of the date established for the meeting.

     The notice shall have to indicate:

     (a) the place where the meeting is to be held together with the places possibly connected thereto electronically;

     (b)  the date and time of the meeting;

     (c)  the issues on the agenda.

     In the same notice the date of the second call may be indicated, in the event that the first be deserted.

     In the absence of previous notice, the shareholders meetings shall be valid nevertheless in the event that the entire stock capital and the majority of the directors and of the auditors be present.

     Meetings may be also held in several places, either near or far away, connected through audio or video links, provided that the collegial approach, the principles of good faith and the equal treatment for all the connected shareholders are observed and in particular provided that:

     - the Chairman of the board of the meeting is allowed to verify the identity and capacity of those present, to govern the developments of the meeting, to acknowledge and proclaim the results of the vote;

     - the person in charge of the writing of the minutes can adequately perceive the events to be recorded;

     - those attending are allowed to participate in the simultaneous discussion and vote of the matters on the agenda

     - the places connected through audio or video links to be prepared by the company are indicated in the call notice (excepted the case of a totality meeting) where those present may congregate, the meeting being considered as being held where the chairman and the person entrusted with the recording of the minutes (the secretary) are located.

12. All shareholders registered in the shareholders book are entitled to attend the meetings. Each shareholder entitled to attend the meeting may be represented, by written proxy, by another shareholder or by a third party, within the limits provided by article 2371 of the Civil Code.

13. Meetings are chaired by the Chairman of the Board of Directors or, in the event that the latter is absent or not capable to attend, by any other person designated by the meeting.

14.  The votes at the meetings shall be cast by open ballot.

15. The directors shall have to abstain from voting on resolutions concerning their responsibility.

     In order to determine the majorities in the meetings the shares owned by the directors and those owned by shareholders abstaining from voting shall be accounted for.

16.  The ordinary meeting shall resolve on:

     (a)  the approval of the balance sheet;

     (b) the appointment and revocation of the directors, the appointment of the auditors, of the chairman of the board of auditors and of the subject entrusted with the control on the accounts;

     (c) the establishment of compensation for the directors, the auditors and the firm entrusted with the control on the accounts;

     (d) the resolutions concerning the responsibility of the directors and of the auditors;

     (e) the approval of the procedures, if any, governing shareholders meetings.

     The ordinary shareholders meeting concerning matters reserved for its competence under a) above shall be convened once every year within 120 days from the closing of each financial year. The above term may be extended up to one hundred and eighty days after the closing of each financial year in the event that the company is required to file a consolidated balance sheet or should specific circumstances concerning the structure or the business of the company so require; in such cases the Directors are to indicate said circumstances justifying the extension in the Report on the Management.

     The ordinary shareholders meeting concerning matters reserved for its competence under b), c), d), e) above shall be convened whenever required.

17. Ordinary shareholders meetings shall be valid on first call with the presence of shareholders representing at least one half of the capital of the company and shall resolve by absolute majority.

     On second call resolutions are adopted on all matters having to be examined on first call irrespective of the extent of the capital represented by those present.

18. Special shareholders meetings on first call shall be valid with the presence of shareholders representing at least one half of the capital of the company and shall resolve with the favorable vote of shareholders representing at least two thirds of the capital of the company represented at the meeting.

19. Special shareholders meetings on second call shall be valid with the presence of shareholders representing more than one third of the capital of the company and shall resolve with the favorable vote of shareholders representing at least two thirds of the capital of the company represented at the meeting.

20. Special shareholders meetings are qualified to resolve on any amendment to the deed of incorporation and to these by laws (with the exception of matters specifically provided in these by laws as entrusted to the Board of Directors), on convertible bonds to be issued, on the appointment, revocation and replacement of the Liquidation Panel and the relevant powers as well as on additional matters provided by virtue of law or of these by laws.

21. The company shall be managed by a Board of Directors formed by a number of members not under three and not more than nine members which, unless decided otherwise by the shareholders meeting, shall remain in office for three fiscal years, shall cease from office on the date established for the shareholders meeting called for the approval of the balance sheet related to the last financial year of their office and may be re-elected and revocable as provided by the law.

22. The management of the company shall be the exclusive competence of the directors who shall perform the duties required for the achievement of the purposes of the company.

     The following matters are further attributed to the board of directors:

     1) the resolution to merge in cases provided by articles 2505 and 2505 bis of the Civil Code;

     2) the amendments to the by laws in order to comply with law regulations;

     3) the appointment of directors having the representation of the company;

     4) the establishment and abolishment of branch offices, departments, detachments, agencies and representation offices as well as technical and service centers either in Italy or abroad;

     5) the transfer of the offices to another municipality within the national territory.

     The board of directors may resolve the appointment and the revocation of attorneys in fact.

23. The power to sign on behalf of the company and to represent the company before third parties or judicial authorities shall be for the Chairman of the Board of Directors with regard to business resolved by the Board of Directors and, limited to the powers granted severally to them, to the Vice-Chairman and to the Managing Director(s).

24. The ceasing and the replacement of directors shall be governed by law regulations.

25. The Board of Directors, unless the shareholders meeting shall have provided therefor, shall elect amongst the members a Chairman and a Vice-Chairman; one or more Managing Directors and/or General Managers may be further appointed with contextual indication of their duties, powers, functions and compensation, if any, as well as a Secretary who need not to be a director or a shareholder. The Vice-Chairman shall replace the Chairman with the same powers in case of this latter absence or inability to attend.

     The office of chairman may be held jointly with the one of managing director.

26. The board of directors shall meet according to what established in the notice of call at the offices of the company in Italy, in other countries of the European Union or in the United States of America whenever the Chairman or the Vice-Chairman or the Managing Director shall deem it advisable, or whenever a request is made in writing by at least one of the members.

     The board is convened by the Chairman or the Vice-Chairman or by the managing director by registered letter or by telefax to be addressed at least five days in advance of the day of the meeting to each director and to each auditor or, in case of urgency, to be delivered by hand or to be sent by cable or telex or telefax at least one day in advance of the meeting, with indication of the day, time and place of the meeting provided that, should meeting be held in United States of America, the notice in urgent cases shall be of three days.

     The above terms may be disregarded in the event that the notice is waived by all persons to whom the notice should have been given.

     Board of Directors meetings may also the be held by audio or video conference provided that the identity of all those attending may be acknowledged and that they be allowed to follow the discussion and to participate therein in real time. Should the above circumstances occur the meeting is considered as being held in the place where the chairman and the secretary of the meeting are located, for the purpose of allowing the recording of the minutes on the relevant book.

27. Board of Directors meetings shall be chaired by the Chairman or in absence of this latter by the Vice-Chairman, if appointed, or by a Director elected by the members of the Board of Directors attending the meeting.

     Resolutions adopted by the board shall be valid with the presence, either actual or by audio or video conference, of the majority of the members. Resolutions are adopted by absolute majority of the votes of those present. Resolutions of the board are recorded in minutes executed by the chairman and by the secretary of the meeting.

28. The Board of Auditors is entrusted with the monitoring of compliance to the law and to these by laws, of compliance to the principles of correct management and specifically on the adequacy of the organizational, managerial and accounting structure adopted by the company and on its actual implementation.

     The Board of Auditors is formed by three (or five) members and two alternate members of which at least one member and one alternate members must be qualified as certified accountants.

     For the entire duration of their office the auditors shall have to maintain the qualifications provided by article 2399 of the Civil Code. The lack of those qualifications shall result in the immediate ceasing of the auditor and his replacement with the senior alternate auditor.

     The auditors shall cease on the date of call of the shareholders meeting convened for the approval of the balance sheet concerning the third financial year of office. The ceasing of the auditors because of the expiration of the term shall take effect from the moment when the new board is elected.

     The board of auditors shall meet at least every ninety days at the request of anyone of the members. The same is validly held in the presence of the majority of the auditors and shall resolve with the favorable vote of the absolute majority of those presents.

     Meetings may also be held using telecommunication means, those present being located in several places, either near or far away, connected through audio or video links, provided that the collegial approach, the principles of good faith and the equal treatment for all the connected members of the Board of Auditors are observed and in particular provided that:

     - the chairman of the board of auditors is allowed to verify the identity and capacity of those present, to govern the developments of the meeting, to acknowledge and proclaim the results of the vote;

     - the person in charge of the writing of the minutes can adequately perceive the events to be recorded;

     - those attending are allowed to participate in the simultaneous discussion and vote of the matters on the agenda

29. The control on the accounts of the company is entrusted to an auditing firm registered in the corresponding Registry with the Ministry of Justice, as the same shall be appointed by the ordinary shareholders meetings pursuant to article 2409 bis of the Civil Code, said firm being subject, with regard to the above duties, to the regulations concerning auditing operations for companies having their stock listed with public stock exchanges and to the control of the National Commission for Companies and the Stock Exchange. Should the circumstances so require the shareholders meeting may entrust the board of auditors with the control on the accounts.

30.  The financial year shall close on the 30th of November of each year.

31. Upon the closing of each financial year the management shall proceed with the preparation of the balance sheet of the company, inclusive of the assets and liabilities statement, of the profit and loss statements and of the additional report as provided by the law.

32. The balance sheet, together with the report of the directors and of the auditors shall have to be deposited with the offices of the company - being made available to all shareholders in order to be examined - for a period of fifteen days preceding the shareholders meeting and until the same shall have been approved.

33. The net profits resulting from the balance sheet duly approved by the shareholders shall be allocated as follows:

     - 5% to the compulsory reserve until the latter shall have reached one fifth of the capital of the company;

     - the remaining part to be allocated by the shareholders meetings has it shall be deemed appropriate.

     Payment of dividends is made at the counters as established by the Board of Directors and starting from the date established every year by the same Board of Directors.

     Dividends not claimed after five years from the date when they shall have become payable shall be time barred and attributed to the company.

34. In the event that for any reason the company be wound up a special shareholders meeting shall determine the modalities for the liquidation appointing one or more liquidators and establishing their powers and compensation.

35. All shareholders shall be considered as domiciled as recorded on the shareholders book for all purposes under the law and for all matters relating to the company.

     Each shareholder shall timely notify under his personal responsibility any change of the domicile; said changes shall be immediately entered into the shareholders book by the management.

36. For all matters not specifically provided for in these by laws, the regulations contained in the Civil Code and in the additional special laws on the subject are hereby recalled.


Signed: Agostino Migone De Amicis

Signed: Fausta Piazza - Notary

Copy conformed with the original in my files on five sheets duly signed together with the attachment.

Without stamp duty for uses permitted under the law.

Milano, April 23, 2004